Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 693-3743, msullivan@susser.com

FOR IMMEDIATE RELEASE		DRG&E
Ken Dennard, Managing Partner
(713) 529-6600, ksdennard@drg-e.com
Anne Pearson, Senior Vice President
(210) 408-6321, apearson@drg-e.com

SUSSER HOLDINGS ANNOUNCES PRICING OF

PRIVATE OFFERING OF SENIOR NOTES

CORPUS CHRISTI, Texas, April 30, 2010 – Susser Holdings Corporation (NASDAQ: SUSS) today announced that Susser Holdings, L.L.C. and Susser Finance Corporation (indirect subsidiaries of Susser Holdings Corporation and, collectively the “Issuers”) have priced their private offering of $425 million aggregate principal amount of 8.5% Senior Notes due 2016 (the “Notes”).

The Notes will be sold to investors at a price of 98.845% of the principal amount thereof, plus accrued interest from May 7, 2010. The Notes will be issued pursuant to an indenture to be entered into on the closing date among the Issuers and Wells Fargo Bank, N.A., as trustee (the “Indenture”). The Notes will bear interest at an annual rate of 8.5% and mature on May 15, 2016. The first interest payment on the Notes will be payable on November 15, 2010, and interest will accrue on the Notes from May 7, 2010.

The Issuers will use the net proceeds from the sale of the Notes, together with cash on hand and borrowings under their revolving credit facility, to redeem and discharge all of their outstanding 10 5/8% Senior Notes due 2013, to repay the outstanding indebtedness under their term credit facility and to pay any related fees and expenses. The Notes offering is currently scheduled to close on May 7, 2010, subject to satisfaction and waiver of certain conditions, including the concurrent closing of the amendment and restatement of the term loan and revolving credit facility dated as of November 13, 2007 (the “New Credit Facility”).

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, any U.S. person except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the Notes are being offered and sold only (a) to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and (b) outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.

This news release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Susser Holdings Corporation – Page 2

Cautionary Statement Concerning Forward-Looking Information

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Susser Holdings Corporation and its subsidiaries contained in this release that are not historical in nature, particularly those relating to the expectations regarding the proposed closing of the notes offering, redemption of the 10 5/8% Senior Notes due 2013 or entry into the New Credit Facility, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties, such as the condition of the financial markets, that could cause actual results to differ materially from those expressed in such forward-looking statements.

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SUSS-IR